Exhibit (l)(1)

August 26, 2020

Russell Kane, Esq.

Secretary

Natixis ETF Trust II

888 Boylston Street, Suite 800

Boston, Massachusetts 02199

Re:	Subscription for Shares

Dear Mr. Kane,

Natixis Investment Managers, LLC, in consideration of the formation of Natixis ETF Trust II (the “Trust”) and its initial series, Natixis U.S. Equity Opportunities ETF, Natixis Vaughan Nelson Select ETF and Natixis Vaughan Nelson Mid Cap ETF (each, a “Fund”, together, the “Funds”), hereby subscribes for four thousand (4,000) shares of beneficial interest, without par value of the Funds (the “Shares”) and agrees to pay $100,000 for the Shares ($25.00 per share).1

This subscription will be payable and the Shares subscribed for in this letter will be issued prior to the effective date of the registration of the Shares under the Securities Act of 1933, as amended.

In connection with your sale to us today of the Shares, we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal, shall be construed under the laws of Massachusetts, and is delivered at Boston, Massachusetts, as of the date written above.

[1]

The 4,000 shares of beneficial interest purchased will be apportioned among the Funds as follows: 3,200 shares of Natixis U.S. Equities Opportunities ETF; 400 shares of Natixis Vaughan Nelson Select ETF and 400 shares of Natixis Vaughan Nelson Mid Cap ETF.

Exhibit (l)(1)

Please indicate your agreement and acceptance of this subscription by signing below.

Natixis Investment Managers, LLC

By:	/s/ Susan Furtado
Susan Furtado
Senior Vice President, Treasurer

Accepted and Agreed to on August 26, 2020

Natixis ETF Trust II,

on behalf of Natixis U.S. Equity Opportunities ETF, Natixis Vaughan Nelson Select ETF and Natixis Vaughan Nelson Mid Cap ETF

By:	/s/ Russell Kane
Russell Kane
Secretary